Exhibit 99.1

Sun Hydraulics Third Quarter Sales and Earnings Consistent with Forecast at $49 million and $0.34 per share

SARASOTA, FLA, November 5, 2012 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the third quarter of 2012 as follows:

(Dollars in millions except net income per share)

	September 29, 2012	October 1, 2011	Increase/Decrease

Three Months Ended
Net Sales	$48.8	$53.0	-8%
Net Income	$8.8	$11.4	-23%
Net Income per share:
Basic	$0.34	$0.44	-23%
Diluted	$0.34	$0.44	-23%

Nine Months Ended
Net Sales	$161.1	$158.5	2%
Net Income	$30.7	$31.6	-3%
Net Income per share:
Basic	$1.19	$1.23	-3%
Fully Diluted	$1.18	$1.23	-4%

“Third quarter sales were as expected,” said Allen Carlson, Sun’s CEO and president. “The sales decline was driven primarily by Asia/Pacific and Europe. While business was down in these regions, we continued to gain new customers to make up for slowing business with existing customers. North America was able to eke out a modest increase in the period. Earnings were within our forecast range, despite being negatively impacted by approximately $0.01 due to taxes.”

Continuing, Carlson commented, “Our product development efforts are ongoing and new products continue to represent between 10 and 15% of sales. We have also been working to revamp and enhance our website and expect to launch the new version in early 2013. The new website will be faster, with added configuration mechanisms to make it easier for customers to define and procure solutions.”

Carlson concluded by saying, “Our fourth quarter forecast reflects continued sluggishness in the macro economy. The PMI is bouncing around the 50 mark, plus or minus, and has yet to provide any clear trend indications either positive or negative. Despite global headwinds, 2012 will be a successful year for Sun. Our efforts remain focused on product and market development and providing differentiated solutions and services to our customers.”

Outlook

Fourth quarter 2012 revenues are expected to be approximately $41 million, down approximately 10% from the fourth quarter of 2011. Earnings per share are estimated to be $0.22 to $0.24 compared to $0.24 in the same period a year ago.

Management estimates year-end 2012 sales to be approximately $202 million, down approximately 1% from 2011 sales. Earnings per share for 2011 are estimated to be $1.40 to $1.42, compared to $1.46 in 2011.

For comparison purposes, 2011 results included a one-time $0.03 per share gain resulting from the acquisition of HCT.

Webcast

Sun Hydraulics Corporation will broadcast its 2012 third quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, November 6, 2012. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-455-2296 and using 4600776 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 29, 2012, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2011. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	September 29, 2012 (unaudited)	October 1, 2011 (unaudited)

Net sales	$48,825	$53,041

Cost of sales	29,428	32,293

Gross profit	19,397	20,748

Selling, engineering and administrative expenses	6,202	5,249

Operating income	13,195	15,499

Interest income, net	(406)	(241)
Foreign currency transaction loss, net	2	50
Miscellaneous (income) expense, net	6	(1,292)

Income before income taxes	13,593	16,982

Income tax provision	4,758	5,588

Net income	$8,835	$11,394

Basic net income per common share	$0.34	$0.44

Weighted average basic shares outstanding	25,989	25,652

Diluted net income per common share	$0.34	$0.44

Weighted average diluted shares outstanding	25,999	25,701

Dividends declared per share	$0.090	$0.090

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Nine months ended
	September 29, 2012	October 1, 2011
	(unaudited)	(unaudited)

Net sales	$161,131	$158,514

Cost of sales	96,546	96,147

Gross profit	64,585	62,367

Selling, engineering and administrative expenses	19,662	17,570

Operating income	44,923	44,797

Interest income, net	(1,041)	(590)
Foreign currency transaction gain, net	(75)	(36)
Miscellaneous income, net	(158)	(1,550)

Income before income taxes	46,197	46,973

Income tax provision	15,493	15,369

Net income	$30,704	$31,604

Basic net income per common share	$1.19	$1.23

Weighted average basic shares outstanding	25,904	25,613

Diluted net income per common share	$1.18	$1.23

Weighted average diluted shares outstanding	25,937	25,653

Dividends declared per share	$0.390	$0.313

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 29, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,742	$45,080
Restricted cash	49	46
Accounts receivable, net of allowance for doubtful accounts of $127 and $83	18,492	16,227
Inventories	12,976	12,829
Income taxes receivable	—	120
Deferred income taxes	260	260
Marketable securities	46,985	28,014
Other current assets	1,268	1,354

Total current assets	130,772	103,930

Property, plant and equipment, net	58,900	56,959
Other assets	6,566	6,639

Total assets	$196,238	$167,528

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,467	$4,402
Accrued expenses and other liabilities	6,781	7,466
Income taxes payable	1,047	—
Dividends payable	2,339	2,318

Total current liabilities	14,634	14,186

Deferred income taxes	6,921	6,917
Other noncurrent liabilities	—	1,149

Total liabilities	21,555	22,252

Shareholders’ equity:
Common stock	26	26
Capital in excess of par value	56,426	48,944
Retained earnings	119,002	98,426
Accumulated other comprehensive loss	(771)	(2,120)

Total shareholders’ equity	174,683	145,276

Total liabilities and shareholders’ equity	$196,238	$167,528

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine months ended
	September 29, 2012 (unaudited)	October 1, 2011 (unaudited)
Cash flows from operating activities:
Net income	$30,704	$31,604
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,353	5,025
Gain on investment in HCT	—	(1,244)
(Gain) loss on disposal of assets	84	(27)
Provision for deferred income taxes	4	—
Allowance for doubtful accounts	44	16
Stock-based compensation expense	1,639	1,218
(Increase) decrease in:
Accounts receivable	(2,309)	(2,927)
Inventories	(147)	(823)
Income taxes receivable	120	866
Other current assets	86	(488)
Other assets	(92)	(88)
Increase (decrease) in:
Accounts payable	65	1,534
Accrued expenses and other liabilities	3,722	3,535
Income taxes payable	1,047	—
Other noncurrent liabilities	(219)	(202)

Net cash provided by operating activities	40,101	37,999

Cash flows from investing activities:
Proceeds from sale of joint venture	—	1,451
Acquisition of business, net of cash acquired	—	(1,776)
Capital expenditures	(6,703)	(6,778)
Proceeds from dispositions	56	30
Purchases of marketable securities	(25,774)	(13,516)
Proceeds from sale of marketable securities	6,821	6,497

Net cash used in investing activities	(25,600)	(14,092)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	61
Proceeds from stock issued	506	408
Dividends to shareholders	(10,107)	(7,284)

Net cash used in financing activities	(9,601)	(6,815)

Effect of exchange rate changes on cash and cash equivalents	762	(707)

Net (decrease) increase in cash and cash equivalents	5,662	16,385

Cash and cash equivalents, beginning of period	45,080	33,206

Cash and cash equivalents, end of period	$50,742	$49,591

Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$14,323	$14,503
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$4,407	$2,412
Common stock issued for deferred director’s compensation through other noncurrent liabilities	$930	$—

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated

Three Months Ended September 29, 2012
Sales to unaffiliated customers	$34,302	$3,495	$6,267	$4,761	$—	$48,825
Intercompany sales	7,331	—	31	443	(7,805)	—
Operating income	11,069	185	1,296	912	(267)	13,195
Depreciation	1,302	36	82	185	—	1,605
Capital expenditures	1,735	4	6	206	—	1,951

Three Months Ended October 1, 2011
Sales to unaffiliated customers	$34,897	$5,081	$7,824	$5,239	$—	$53,041
Intercompany sales	8,763	—	60	405	(9,228)	—
Operating income	12,119	575	2,028	892	(115)	15,499
Depreciation	1,294	28	85	235	—	1,642
Capital expenditures	4,121	89	7	68	—	4,285

Nine Months Ended September 29, 2012
Sales to unaffiliated customers	$109,381	$14,401	$20,741	$16,608	$—	$161,131
Intercompany sales	24,872	—	75	1,289	(26,236)	—
Operating income	35,966	1,400	4,488	3,131	(62)	44,923
Depreciation	3,933	93	242	622	—	4,890
Capital expenditures	5,949	24	38	692	—	6,703

Nine Months Ended October 1, 2011
Sales to unaffiliated customers	$100,515	$16,778	$22,320	$18,901	$—	$158,514
Intercompany sales	26,722	—	176	1,188	(28,086)	—
Operating income	33,481	2,175	5,690	3,379	72	44,797
Depreciation	3,879	83	272	721	—	4,955
Capital expenditures	6,631	234	57	173	—	7,095

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200